EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We hereby consent to the use in the Prospectus constituting part of this Amendment No. 3 to the Registration Statement on Form S-1 of our report dated August 26, 1997, except for the stock split described in Note 2 and Note 14 as to which the date is October 24, 1997 relating to the financial statements of Dental Care Alliance, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

/s/ PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Tampa, Florida
October 30, 1997